SPONSORSHIP AGREEMENT

This Agreement is made as of the 30 day of October, 2018.

AMONG:

FinTekk AP, LLC ("FinTekk"),

Rick Ware Racing, LLC ("RWR"),

-and-

Security Devices International Inc. ("SDI")

WHEREAS FinTekk and SDI have entered into a Memorandum of Understanding (the "MOU") dated as of October 18, 2018 and in the form appended hereto as Exhibit "A", relating to a sponsorship by SDI on the Nascar racing cars of #51 or #52 Rick Ware Racing in certain 2018 and 2019 events, and associate or primary brand sponsorship for the 2019 Daytona 500 and other select races;

AND WHEREAS the MOU contemplates that the terms of the MOU will be reduced to a definitive agreement between Fintekk and SDI;

AND WHEREAS RWR agrees to be a party to this Sponsorship Agreement to effectuate the intent of the MOU;

AND WHEREAS, the parties wish to formally contract on the basis contemplated in the MOU;

AND WHEREAS the parties shall separately enter into an agreement for the settlement of SDI's debt to Fintekk through the issuance of common shares, as contemplated in Section 6 of the MOU;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties agree as follows:

1. The parties hereby formerly contract to the rights and obligations contemplated in the MOU, provided that the provisions of the subscription for shares in the MOU shall be dealt with in a separate agreements between Fintekk and SDI. The provisions of the MOU relating to the rights and obligations of the parties are incorporated by reference herein, and amplified to be contractually binding, excepting only the terms of the issuance of shares in SDI to FinTekk, which it is understood and agreed shall be dealt with in a separate agreement to be executed concurrent herewith. Each of the parties shall conduct themselves with utmost good faith in giving effect to the provisions of the MOU.

2. This Agreement may not be assigned by a party without the prior written consent of all other parties hereto.

3. This Agreement may only be amended, supplemented or otherwise modified by written agreement of all parties hereto.

4. Each party shall from time to time promptly execute and deliver all further documents and take all further action necessary to give effect to the provisions and intent of this Agreement.

5. This Agreement may be executed in one or more counterparts, including by way of facsimile or PDF, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

6. This Agreement shall be interpreted and the rights and liabilities of the parties shall be determined in accordance with the laws of the State of Texas. Each party hereto consents to Texas as the exclusive forum for any controversies that arise hereunder.

IN WITNESS WHEREOF this Agreement has been executed and delivered by the undersigned as of the date first above written.

RICK WARE RACING, LLC

Per: ______________________

Mr. Rick Ware

FINTEKK AP, LLC

Per: ______________________

Mr. Kevin O'Connell

SECURITY DEVICES INTERNATIONAL INC.

Per: ____________________
Mr. Bryan Ganz
President

Exhibit "A"

Memorandum of Understanding